BY-LAWS

OF

WELLS FARGO MULTI-STRATEGY 100 FUND I, LLC

WELLS FARGO MULTI-STRATEGY 100 TEI FUND I, LLC

WELLS FARGO MULTI-STRATEGY 100 MASTER FUND I, LLC

ARTICLE I

Officers and Their Election

SECTION 1.  Officers.  The officers of the Company shall be a President, a Treasurer, a Secretary, a Chief Compliance Officer, and such other officers or agents as the Board of Managers may from time to time elect.  It shall not be necessary for any officer to be a Member or Manager of the Company.

SECTION 2.  Election of Officers.  The President, Treasurer, Chief Compliance Officer and Secretary shall be chosen annually by the Board of Managers.  Except for the offices of the President and Secretary, two or more offices may be held by a single person.  The officers shall hold office until their successors are chosen and qualified, and failure of the board not to make an annual election shall not affect our officer’s authority.

SECTION 3.  Resignations and Removals.  Any officer of the Company may resign by filing a written resignation with the President or with the Board of Managers or with the Secretary, which shall take effect on being so filed or at such time as may otherwise be specified therein.  The Board of Managers may at any meeting, or by unanimous written consent, remove an officer with or without cause.

ARTICLE II

Powers and Duties of Officers

SECTION 1.  President.  In the absence of the Chairman of the Board of Managers, the President shall preside at all meetings of the Members.  Subject to the Board of Managers and to any committees of the Board of Managers, within their respective spheres, as provided by the Board of Managers, he or she shall at all times exercise a general supervision and direction over the affairs of the Company.  He shall have the power to employ attorneys and counsel for the Company and to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Company.  He shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Company.  The President shall have such other powers and duties as, from time to time, may be conferred upon or assigned t o him by the Board of Managers.

SECTION 2.  Treasurer.  The Treasurer shall be the principal financial and accounting officer of the Company.  He or she shall deliver all funds and securities of the Company that may come into his hands to such bank or trust company as the Board of Managers shall employ.  He shall make annual reports in writing of the business conditions of the Company, which reports shall be preserved upon its records, and he shall furnish such other reports regarding the business and condition as the Board of Managers may from time to time require.  The Treasurer shall perform such duties additional to the foregoing as the Board of Managers may from time to time designate.

SECTION 3.  Chief Compliance Officer.  The Chief Compliance Officer shall be responsible for administering the Company’s policies and procedures, adopted in accordance with Rule 38a-1 under the Investment Company Act of 1940 (the “1940 Act”), or otherwise, to prevent violation of federal securities laws in connection with the Company’s activities, and shall have such powers necessary to perform such duties. The Chief Compliance Officer shall also have such other powers and perform such other duties as are consistent with the administration of the Company’s compliance policies and procedures and as shall from time to time be prescribed by the Board of Managers, and subject to the oversight of the Managers who are not “interested persons” as defined in the 1940 Act (collectively, the “Independent Managers”).

SECTION 4.  Secretary.  The Secretary shall record in books kept for the purpose all votes and proceedings of the Board of Managers and the Members at their respective meetings.  He shall have custody of the seal, if any, of the Company and shall perform such duties additional to the foregoing as the Board of Managers may from time to time designate.

SECTION 5.  Other Officers.  Other officers elected by the Board of Managers shall perform such duties as the Board of Managers may from time to time designate.

SECTION 6.  Compensation.  The officers of the Company may receive such reasonable compensation from the Company for the performance of their duties as the Board of Managers may from time to time determine, and, in the case of the Chief Compliance Officer, as the Independent Managers may from time to time determine.

ARTICLE III

Amendments

These By-Laws may be amended at any meeting of the Board of Managers by a vote of a majority of the Board of Managers then in office or by unanimous written consent of the Board of Managers.

Dated:  July 17, 2008